Exhibit 99.1

UCN CLOSES $1.9 MILLION PRIVATE PLACEMENT

Salt Lake City, UT – December 22, 2005 – UCN, Inc. (OTC.BB:UCNN), a provider of on-demand contact handling software and business telecommunication services delivered over the UCN national VoIP network, announced today it raised $1.9 million in equity financing through the sale of common stock and warrants to a limited group of investors, including one institutional investor and a UCN board member, Paul Koeppe. UCN sold 950,000 common shares at $2.00 per share, and 237,500 common stock warrants with an exercise price of $2.00 that expire December 22, 2010.

The net proceeds of the private placement are intended to be used to strengthen the balance sheet and improve working capital.

UCN has agreed to file a registration statement under the Securities Act of 1933 to register for resale the shares of common stock, including common stock underlying the warrants, issued in the private placement.

The private placement was made only to institutional and accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933. The shares of common stock sold have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

About UCN, Inc.

UCN, Inc. (www.ucn.net) is a provider of contact handling software services and business data and voice services, delivered over its national VoIP network. The inContact™ suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl™, a unique, rapid application development tool.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc. Scott Liolios or Ron Both 949-574-3860 scott@liolios.com